UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Monro Muffler Brake, Inc.

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MONRO MUFFLER BRAKE, INC.

200 Holleder Parkway

Rochester, New York 14615

Notice of Annual Meeting of

Shareholders to be Held

August 9, 2011

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholders Meeting to be Held on August 9, 2011:

This Proxy Statement and the 2011 Annual Report are available on the Company’s website at http://www.monro.com/site/corporate_investor.cfm

To the Shareholders of

MONRO MUFFLER BRAKE, INC.

The Annual Meeting of Shareholders of Monro Muffler Brake, Inc. (the “Company”) will be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, N.Y. 14604, on Tuesday, August 9, 2011, commencing at 10 a.m., for the following purposes:

1.	to elect four directors to Class 2 of the Board of Directors to serve a two-year term, and until their successors are duly elected and qualified at the 2013 annual meeting of shareholders;

2.	to approve, on a non-binding basis, the compensation paid to the Company’s Named Executive Officers;

3.	to approve, on a non-binding basis, the frequency of future advisory votes on executive compensation;

4.	to ratify the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2012; and

5.	to consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on June 21, 2011, will be entitled to vote at the meeting.

This communication is not a form of voting and presents only an overview of the more complete proxy materials, which are available on the internet or by mail. The Company encourages you to access and review the complete proxy material before voting.

By Order of the Board of Directors

/s/ John W. Van Heel
John W. Van Heel
Secretary

Rochester, New York

July 8, 2011

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

MONRO MUFFLER BRAKE, INC.

200 Holleder Parkway

Rochester, New York 14615

Annual Meeting of Shareholders

August 9, 2011

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Monro Muffler Brake, Inc., a New York corporation (the “Company” or “Monro”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, N.Y. 14604, on Tuesday, August 9, 2011 commencing at 10 a.m., or at any adjournment or postponement thereof.

A shareholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy which is properly signed and not revoked will be voted for the nominees for election as directors listed herein; for the approval, on a non-binding basis, of the compensation paid to the Company’s Named Executive Officers; for the approval, on a non-binding basis, for a frequency of one year with respect to future advisory votes on executive compensation; and for ratifying the re-appointment of Pricewater-houseCoopers as the independent public accountants of the Company for the fiscal year-ending March 31, 2012 as proposed herein, unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company has also retained the firm of D. F. King & Co., Inc. to assist it with the solicitation of proxies for a fee of approximately $12,500, plus reimbursement of reasonable out-of-pocket expenses. This fee does not include the costs of printing and mailing the proxy materials. The Company will reimburse brokers or other persons holding shares in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares. It is anticipated that the mailing of this Proxy Statement will commence on or about July 8, 2011.

In accordance with rules issued by the Securities and Exchange Commission, the Company is providing access to its proxy materials both by sending shareholders this full set of proxy materials, including a Proxy Card, and by notifying shareholders of the availability of its proxy materials on the Internet.

VOTING SECURITIES

Only shareholders of record at the close of business on Tuesday, June 21, 2011, the record date, will be entitled to vote. At May 27, 2011, the Company had outstanding 30,522,156 shares of Common Stock, par value $.01 per share (“Common Stock”). All share numbers and related information in this proxy statement have been adjusted for the three-for-two stock split that became effective on December 23, 2010. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting.

The voting rights of holders of Common Stock are subject to the voting rights of the holders of 32,500 shares outstanding of the Company’s Class C Convertible Preferred Stock, par value $1.50 per share (“Class C Preferred Stock”). The vote of the holders of at least 60% of the shares of Class C Preferred Stock at the time outstanding, voting as a separate class, or, alternatively, the written consent of the holders of all outstanding shares of Class C Preferred Stock, is needed to effect or validate any action approved by a vote of the holders of shares of Common Stock. Therefore, such preferred shareholders have an effective veto over all matters put to a vote of common shareholders, and such veto power could be used, among other things, to block the election of directors, the non-binding approval of the compensation paid to the Company’s Named Executive Officers, the ratification of the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company or any other matter that the holders of the Common Stock might otherwise approve at the Annual Meeting. Such preferred shareholders could also approve, on a non-binding basis, a frequency of their own choosing with respect to future advisory votes on executive compensation. It is expected that the holders of the Class C Preferred Stock will approve, by unanimous written consent, all matters currently proposed to be put to a vote of common shareholders at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. A director nominee must receive a majority of the votes cast at the meeting to be elected. Votes cast include votes that are withheld from any nominee. Abstentions may be specified on proposals other than the election of directors, which proposals require a majority of the votes cast at the meeting for approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a majority. With respect to shares of Common Stock held in street name, where no vote is indicated on a matter because the nominee or broker lacks authority to vote such shares without specific instructions from the beneficial owner, and the nominee or broker has received no such instructions (a “broker non-vote”), such shares are not counted as present for the purpose of determining the existence of a quorum unless such shares can be voted on another matter and are not counted as votes cast with respect to any matter for which a broker non-vote exists.

Finally, shares of Common Stock held by shareholders who do not return a signed and dated proxy and who do not attend the meeting in person will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be entitled to vote on any matter.

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into two classes having terms which expire at the Annual Meeting (Class 2) and at the 2012 annual meeting of shareholders (Class 1). Four Class 2 directors are proposed for re-election at the Annual Meeting.

Each of the Company’s directors brings extensive management and leadership experience gained through their service to diverse businesses. In these roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital. In addition, most current directors bring board experience acquired by either significant experience on other boards or long service on the Company’s board that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is described under “Meetings of the Board of Directors and Committees.” The paragraphs below describe specific individual qualifications and skills of the Company’s directors that contribute to the overall effectiveness of the Company’s Board of Directors and its committees.

Current Nominees

It is proposed to elect, at the Annual Meeting, four persons to Class 2 of the Board of Directors to serve (subject to the Company’s by-laws) until the election and qualification of their successors at the 2013 annual meeting of shareholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by the Board of Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

The following summarizes biographical information for the Class 2 directors who are nominated for re-election:

Frederick M. Danziger, 71, was elected to the Board of Directors in July 1984. He is President and a Director of Griffin Land & Nurseries, Inc. Mr. Danziger was previously Of Counsel in the law firm of Latham & Watkins from 1995 to 1997, and was a partner of the law firm of Mudge Rose Guthrie Alexander & Ferdon from 1974 to 1995. Mr. Danziger is a director of Bloomingdale Properties, Inc. As a result of these and other professional experiences, as well as his educational background, Mr. Danziger possesses particular knowledge in law and regulatory matters, risk management, strategic planning, accounting and finance, and board practices of other major corporations, as well as demonstrating significant leadership skills as a senior partner in a prominent law firm that strengthen the Board’s collective qualifications, skills and experiences.

Robert G. Gross, 53, was elected to the Board of Directors in February 1999, and was appointed Chairman of the Board in August 2007. He has been Chief Executive Officer since January 1, 1999 and served as President from 1999 to March 31, 2008. Prior to joining the Company, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance store chain based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions with Eye Care Centers of America, Inc., a San Antonio, Texas based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991. As a result of these and other professional experiences, as well as his educational background, Mr. Gross possesses particular knowledge in marketing/branded consumer products, sales and distribution, strategic planning, accounting and finance, capital markets, cost control and restructuring, mergers and acquisitions and risk management, as well as demonstrating significant leadership skills as the president or chief executive officer of several different companies that strengthen the Board’s collective qualifications, skills and experiences.

Robert E. Mellor, 67, was elected to the Board of Directors in August 2010. He was originally appointed to the Board of Directors in April 2010 to fill a vacancy created by the retirement of a Class 2 Director. Mr. Mellor was elected Lead Independent Director by the Board in April 2011. Mr. Mellor previously served as a director of the Company from November 2002 until August 2007 when he resigned due to other public company board commitments. Mr. Mellor was previously Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP from 1990 through February 1997. From March 1997 until January 2010, Mr. Mellor was the Chairman of the Board and Chief Executive Officer of Building Materials Holding Corporation (“BMHC”), and where he had served as a director since 1991. BMHC filed a petition under Chapter 11 of the federal bankruptcy laws on June 16, 2009. Such company reorganized in January 2010, and is no longer operating under Chapter 11. Mr. Mellor also serves as lead director of Coeur d’Alene Mines Corporation and as a director of The Ryland Group, Inc. As a result of these and other professional experiences, as well as his educational background, Mr. Mellor possesses particular knowledge in law and regulatory matters, mergers and acquisitions, real estate, strategic planning, and accounting and finance that strengthen the Board’s collective qualifications, skills and experiences.

Peter J. Solomon, 72, was elected to the Board of Directors in July 1984. He has been Chairman of Peter J. Solomon Company, L.P., an investment banking firm, since May 1989. From 1985 to May 1989, he was a Vice Chairman and a member of the Board of Directors of Shearson Lehman Hutton, Inc. Mr. Solomon previously served as Director of BFK Capital Group Inc. from April 2000 through January 2006. As a result of these and other professional experiences, as well as his educational background, Mr. Solomon possesses particular knowledge in board practices of other major corporations, banking and financial services, capital markets, government regulations, mergers and acquisitions, strategic planning and risk management, as well as demonstrating significant leadership skills throughout his business career and government service that strengthen the Board’s collective qualifications, skills and experiences.

The Board of Directors recommends a vote FOR all of the nominees for director.

In addition to the Class 2 directors who have been nominated for re-election, Francis R. Strawbridge, 73, was elected to the Board of Directors in August 2002, and retired from the Board immediately following the April 1, 2010 Board meeting. He was Chairman of Strawbridge & Clothier, a regional general merchandise retailer of Philadelphia, Pennsylvania from 1984 to 1997, when he retired. From 1961 through 1983, Mr. Strawbridge served in various other capacities in the family-managed, publicly traded retail chain. As a result of these and other professional experiences, as well as his educational background, Mr. Strawbridge possesses particular knowledge in finance, risk management and strategic planning, as well as demonstrating significant leadership as the chief executive officer and chairman of a large corporation that strengthened the Board’s collective qualifications, skills and experience.

The following summarizes biographical information for each of the continuing Class 1 directors:

Richard A. Berenson, 75, was appointed to the Board of Directors in November 2002 to fill a vacancy created by the resignation of a Class 1 Director. Mr. Berenson has been a member of the firm of Berenson LLP, a public accounting firm, since 1960, most recently serving as managing partner. He also serves as a Board member and Chairman of the Audit Committee for Lazare Kaplan International Inc. As a result of these and other professional experiences, as well as his educational background, Mr. Berenson possesses particular knowledge in finance, risk management, and financial reporting, accounting and controls that strengthen the Board’s collective qualifications, skills and experiences.

Donald Glickman, 78, was elected to the Board of Directors in July 1984. He is a private investor and has been an executive of J.F. Lehman & Company since June 1992. Mr. Glickman is a trustee of MassMutual Corporate Investors and MassMutual Participation Investors. Mr. Glickman formerly served as lead director of MSC Software Corporation until September 2009. As a result of these and other professional experiences, as well as his educational background, Mr. Glickman possesses particular knowledge in banking and financial services, accounting and finance, capital markets, government regulations, mergers and acquisitions, board practices of other major corporations and risk management, as well as demonstrating significant leadership skills as a senior officer in various investment banking firms, all of which strengthen the Board’s collective qualifications, skills and experiences.

James R. Wilen, 56, was elected to the Board of Directors in August 2010 to fill a vacancy created by a retiring Class 1 director. Mr. Wilen is Chief Executive Officer and President of Wilen Management, an investment advisory firm with $200 million under management. Mr. Wilen founded the firm in 1984. Prior to 1984, Mr. Wilen served as an investment manager in various other firms. As a result of these and other professional experiences, as well as his educational background, Mr. Wilen possesses particular knowledge in strategic planning, accounting, finance and corporate governance that strengthen the Board’s collective qualifications, skills and experiences.

Elizabeth A. Wolszon, 57, was elected to the Board of Directors in August 2008. She was originally appointed to the Board of Directors in August 2007 to fill a vacancy created by the resignation of a Class 1 Director. From 1992 to 2005, Ms. Wolszon served as Senior Vice President of Marketing, Human Resources and Strategic Planning for the Safelite Group, Inc., the nation’s largest provider of auto glass repair and replacement services. Ms. Wolszon also served as Senior Vice President of Marketing for Western Auto retail automotive stores from 1991 to 1992. Prior to that, Ms. Wolszon was a consultant in the consumer practice of McKinsey & Company and worked in beauty care marketing for The Procter & Gamble Company. Ms. Wolszon is retired from full-time corporate work, but provides strategy, marketing and human resources consulting services for various companies. As a result of these and other professional experiences, as well as her educational background, Ms. Wolszon possesses particular knowledge in retail and consumer products marketing/brands, human resources and strategic planning that strengthen the Board’s collective qualifications, skills and experiences.

In addition to the continuing Class 1 directors, Lionel B. Spiro, 71, served as a Class 1 Director from August 1992 until August 10, 2010, when he retired immediately following the 2010 Annual Share-

holders’ Meeting. Mr. Spiro was the Chairman and President of Charrette Corporation of Woburn, Massachusetts, a distributor of design supplies and imaging services, until July 1997, when he retired. Mr. Spiro co-founded Charrette Corporation in 1964. As a result of these and other professional experiences, as well as his educational background, Mr. Spiro possesses particular knowledge in finance, risk management, accounting and controls, as well as demonstrating significant leadership as the president and chairman of a large corporation that strengthened the Board’s collective qualifications, skills and experiences.

EXECUTIVE OFFICERS

The name and business experience of each of the executive officers of the Company, as of May 28, 2010, is set forth below to the extent not provided above:

Catherine D’Amico, 55, has been Executive Vice President-Finance since May 2002 and Chief Financial Officer and Treasurer since August 1993. Prior to May 2002, Ms. D’Amico was Senior Vice President-Finance. Ms. D’Amico, a certified public accountant, was previously a Senior Audit Manager with Price Waterhouse (PricewaterhouseCoopers LLP) in Rochester, New York and was affiliated with such firm from 1978 to 1993.

Christopher R. Hoornbeck, 60, has been Divisional Vice President — Western Operations since December 1998. Prior to that, Mr. Hoornbeck served as Zone Manager from 1996 to 1998, Vice President — Operations from 1992 to 1994 and Zone Manager from 1986 to 1992, and has worked for Monro in various other capacities since 1973.

Craig L. Hoyle, 57, has been Divisional Vice President — Southern Operations since October 2002. From October 1999 through September 2002, Mr. Hoyle was a Zone Manager and worked for Monro in various other capacities since January 1998. Prior to joining the Company, Mr. Hoyle managed several districts for Bridgestone/Firestone, Inc. and also held various marketing and other operational positions with them from 1981 through 1997.

Joseph Tomarchio Jr., 55, was promoted to Executive Vice President — Store Operations in October 2006. From May 2006 to October 2006, Mr. Tomarchio was President — Tire Group. Prior to May 2006, Mr. Tomarchio was Divisional Vice President — Tire Stores since joining the Company in March 2004. Prior to joining the Company, Mr. Tomarchio was Executive Vice President and Chief Operating Officer of Mr. Tire, Inc., which he co-founded in 1970.

John W. Van Heel, 45, was promoted to President in March 2008 and has been Secretary of the Company since October 2004. From October 2006 to April 2008, Mr. Van Heel served as Executive Vice President — Store Support and Chief Administrative Officer. From June 2005 to October 2006, Mr. Van Heel was Senior Vice President — Store Support. From October 2002 to May 2005, Mr. Van Heel served as Vice President — Finance to the Company. From May 2000 to September 2002, Mr. Van Heel served as Vice President — Finance and Chief Financial Officer of RCG Companies, Inc., a publicly held, diversified holding company, and its subsidiary companies. Prior to May 2000, Mr. Van Heel was a Director in the Transaction Services (acquisition consulting) practice at PricewaterhouseCoopers LLP, serving the firm’s New York City; Milan, Italy; and Rochester, New York offices from 1989.

Security Ownership of Principal Shareholders, Directors and Executive Officers

The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of May 27, 2011 by (i) each person or entity known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) the four Class 2 directors who are nominated for re-election, (iii) each continuing Class 1 director, (iv) the executive officers named in the Summary Compensation Table and (v) all directors and executive officers as a group. Unless otherwise indicated, (i) each of the named individuals and each member of the group have sole voting power and sole investment power with respect to the shares shown and (ii) the address for each of the named beneficial owners is 200 Holleder Parkway, Rochester, NY 14615.

5% Shareholders, Directors and Executive Officers	Common Stock Beneficially Owned Excluding Options		Option Shares Exercisable Within 60 Days	Percent of Class Including Options
T. Rowe Price Associates, Inc.	3,631,105	(1)		11.9
100 E. Pratt Street
Baltimore, MD 21202
BlackRock Inc.	2,255,675	(2)		7.4
40 East 52nd Street
New York, NY 10022
Peter J. Solomon	1,260,181	(3)	51,299	4.2
520 Madison Avenue
New York, NY 10022
Robert G. Gross	514,855		562,500	3.5
Donald Glickman	368,375	(4)	71,817	1.4
2001 Jefferson Davis Highway
Arlington, VA 22202
John W. Van Heel	44,887		177,000	*
Catherine D’Amico	121,531		101,382	*
Joseph Tomarchio Jr.	59,971		122,250	*
Frederick M. Danziger	105,307		20,520	*
Craig L. Hoyle	26,325		67,500	*
Richard A. Berenson	13,856		61,558	*
Elizabeth A. Wolszon	24,756		41,040	*
Robert E. Mellor	13,250		10,260	*
James R. Wilen	2,277		10,260	*
All directors and executive officers as a group (13 persons)				12.0	(5)

*	Less than 1% of the shares deemed outstanding.

(1)

Beneficial ownership reported as of April 30, 2011, according to a statement on Schedule 13G, dated May 10, 2011, of T. Rowe Price Associates, Inc., a registered investment adviser. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims it is, in fact, the beneficial owner of such securities.

(2)	Beneficial ownership reported as of December 31, 2010, according to a statement on Schedule 13G, dated January 21, 2011, by BlackRock, Inc., a registered investment adviser.

(3)

Includes 32,500 shares of Class C Preferred Stock (including 22,500 shares held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is trustee) presently convertible into 760,133 shares of Common Stock. Also includes 157,106 shares of Common Stock held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is the trustee. Additionally, includes 23,500 shares of Common Stock held in the Joshua N. Solomon Foundations for which Mr. Solomon is trustee. Mr. Solomon disclaims beneficial ownership of all such shares held in trusts and by the charitable foundations. Mr. Solomon is a Class 2 director.

(4)	Excludes shares of Common Stock owned by Mr. Glickman’s children. Mr. Glickman disclaims beneficial ownership of such shares. Mr. Glickman is a Class 1 director.

(5)

Exclusive of shares as to which beneficial ownership has been disclaimed, executive officers and directors of the Company as a group owned beneficially approximately 9.9% of Common Stock deemed outstanding on May 27, 2011.

Stock Ownership Guidelines

On December 2, 2010, the Board of Directors revised the Monro Muffler Brake, Inc. Stock Ownership Guidelines, increasing the requirement for stock ownership for certain individuals affiliated with the Company. The purpose of the guidelines was to further engage certain senior executives and the members of the Board in the long-term success of the Company.

The guidelines require each affected executive to maintain ownership of Monro’s Common Stock in an amount equal to a multiple of such executive’s annual base salary. Specifically, Mr. Gross, as Monro’s Chief Executive Officer, is required under the guidelines to maintain ownership of an amount of stock equal in value to four times his annual base salary. In addition, each of the four next most highly-compensated employees of the Company, Ms. D’Amico and Messrs. Van Heel, Tomarchio and Hoyle, is required to maintain ownership of an amount of Monro Common Stock equal in value to three times his or her respective annual base salary. Each affected executive is required to achieve his or her required ownership level within four years of the commencement date of his or her employment or promotion, or, in the case of the executives identified above, except for Mr. Van Heel who was promoted in March 2008, within four years of the November 2006 adoption of the initial guidelines by the Board. As of March 26, 2011, Messrs. Gross, Tomarchio and Hoyle and Ms. D’Amico are in full compliance with the ownership levels required by the guidelines. Under the guidelines Mr. Van Heel has until March 30, 2012 to achieve his required ownership level.

In addition, the guidelines require that each non-employee director maintain an ownership level in Monro’s Common Stock in an amount equal to three times the annual cash retainer (currently $20,000). Each affected director is required to achieve his/her required ownership level within four years of his/her joining the Board. As of March 26, 2011, all of the Company’s non-employee directors are in full compliance with the ownership levels required by the guidelines.

CORPORATE GOVERNANCE

Director Independence

For a director to be considered independent, the director must meet the bright-line independence standards under the listing standards of the NASDAQ Stock Market Inc. (“NASDAQ”) and the Board must affirmatively determine that the director has no material relationship with the Company. The Board determines director independence based on an analysis of the independence requirements in the NASDAQ listing standards. In addition, the Board will consider all relevant facts and circumstances in making an independence determination. The Board also considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other business relationships any director may have with the Company. The Board has determined that the following six current directors satisfy the independence requirements of NASDAQ: Richard A. Berenson, Frederick M. Danziger, Peter J. Solomon, Elizabeth A. Wolszon, James R. Wilen and Robert E. Mellor.

Meetings of the Board of Directors and Committees

The Board of Directors held six meetings during fiscal 2011(1). During the fiscal year, each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees on which he or she served. All attended last year’s Annual Meeting.

(1)

References in this Proxy Statement to fiscal years are to the Company’s fiscal years ending or ended fiscal March of each year (e.g., references to “fiscal 2011” are to the Company’s fiscal year ended March 26, 2011).

At least annually, the Board of Directors meets to review management succession planning, as well as overall executive resources for the Company. Additionally, non-management directors regularly meet in executive sessions, including at times, without Mr. Glickman, who is not considered an independent director. Beginning in fiscal 2012, Mr. Mellor, as Lead Independent Director, presides over these executive sessions.

The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board of Directors believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its shareholders. In fiscal 2011, Robert G. Gross served as the Chairman of the Board and as Chief Executive Officer. Under the Company’s By-Laws, the Board of Directors may elect a Chairperson of the Board to preside at all meetings of the shareholders and directors and to perform such other duties as the Board may elect. The Board of Directors believes this is the most appropriate structure for the Company at this time because it provides flexibility to the Board and makes the best use of Mr. Gross’s skills and experience with the Company.

However, the Board does recognize the need for independence in corporate governance, and accordingly, established the position of Lead Independent Director in April 2011, with the independent directors designating Robert E. Mellor to serve as the Board’s Lead Independent Director.

The independent directors (acting by a vote of the majority of independent directors then serving on the Board) are responsible for approving and appointing the Lead Independent Director. The Lead Independent Director is elected at least once on an annual basis, generally at the Board meeting in conjunction with each annual meeting of shareholders and such election and service will occur and continue during any period of time, and only so long as the Chairman of the Board is not an “independent” Board member under NASDAQ regulations. A written charter adopted by the Board establishes the authority and responsibilities of the Lead Independent Director. They include:

•

advise and consult with the Chief Executive Officer, senior management and the Chairperson of each committee of the Board, as to the appropriate information, agendas and schedules of Board and committee meetings;

•	advise and consult with the Chief Executive Officer and senior management as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommend to the Chief Executive Officer and the Board the retention of advisers and consultants to report directly to the Board;

•	call meetings of the Board or executive sessions of the independent directors;

•	develop the agendas for and preside over executive sessions of the Board’s independent directors;

•

serve as principal liaison between the independent directors, and the Chief Executive Officer and senior management, on sensitive issues, including the review and evaluation of the Chief Executive Officer;

•	coordinate with the independent directors in respect of each of the foregoing; and

•	preside over meetings of the Board at which the Chairman is not present.

The Lead Independent Director Description is publicly available in the Investor Information — Corporate Governance section of the Company’s website at www.monro.com.

The Board of Directors has created four standing committees: a three-member Executive Committee, a three-member Audit Committee, a three-member Compensation Committee and a three-member Nominating and Corporate Governance Committee. The Board has adopted a formal charter for each of the Committees, under which each respective Committee operates. The charters can be found in the Investor Information-Corporate Governance section of the Company’s website at www.monro.com.

The Executive Committee has and may exercise, between meetings of the Board of Directors, all the power and authority of the full Board of Directors, subject to certain exceptions. During fiscal 2011, the Executive Committee held one meeting. Its members are Donald Glickman, Robert G. Gross and Peter J. Solomon.

The Audit Committee has the power and authority to select and engage independent auditors for the Company and reviews with the auditors and with the Company’s management all matters relating to the annual audit of the Company. The Audit Committee held nine meetings in fiscal 2011. In fiscal 2011, it consisted of three members: Richard A. Berenson, Chairman, Frederick M. Danziger and Robert E. Mellor, each of whom is an independent director.

The Compensation Committee has the power and authority to review and approve the remuneration arrangements for executive officers and employees of the Company and to select participants, approve awards under, interpret and administer the employee benefit plans of the Company. The Compensation Committee has the power and authority to form, and delegate authority to, subcommittees. The Compensation Committee held three meetings in fiscal 2011. In fiscal 2011, it consisted of three members: Frederick M. Danziger, Chairman, and Robert E. Mellor for the entire fiscal year. Lionel B. Spiro served on the Committee through August 8, 2011 when his Board and Committee service ended, and he was immediately succeeded by James R. Wilen who continues on the Committee. Each current and former Committee member is/was (respectively) an independent director.

The Nominating and Corporate Governance Committee held three meetings during fiscal year 2011. In fiscal 2011, the Nominating and Corporate Governance Committee consisted of three members: Elizabeth A. Wolszon, Chairman, Richard A. Berenson and James R. Wilen (beginning in August 2010).

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates for membership on the Board pursuant to written guidelines approved by the Board. The Nominating and Corporate Governance Committee does not have a diversity policy; however, the Nominating and Corporate Governance Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board of Directors’ overall effectiveness in meeting its mission. In assessing potential new directors, the Committee considers individuals from various disciplines and diverse backgrounds. The selection of qualified directors is complex and crucial to Monro’s long-term success. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, a global business perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of Monro and the automotive service industry.

The Nominating and Corporate Governance Committee will consider recommendations from shareholders of potential candidates for the Board of Directors. Pursuant to the Company’s Certificate of Incorporation, a shareholder wishing to recommend a potential candidate must submit the recommendation in writing, addressed to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Nominating and Corporate Governance Committee, so that the Secretary receives the recommendation not less than 120 days (nor more than 180 days) prior to the meeting. Each recommendation must set forth the information required by the Certificate of Incorporation for shareholders submitting a nomination. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

Each year, prior to the annual meeting of shareholders, the Nominating and Corporate Governance Committee recommends the Board’s nominees to serve as Monro’s directors for the next two years. The Board is soliciting proxies to elect these individuals. All candidates nominated by the Board of Directors for election at the 2011 Annual Meeting of Shareholders, except for Mr. Gross, have been determined to be independent directors.

The Nominating and Corporate Governance Committee of the Board is also responsible for recommending a candidate for the position of Lead Independent Director from the independent members of the Board.

BOARD’S ROLE IN RISK OVERSIGHT

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, health, safety and environment, political, and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below. Each Committee meets with key management personnel and representatives of outside advisors (for example, the Manager of Internal Audit meets with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures (including through post-closing reviews); senior management succession planning; and Monro’s employee pension and savings plans, including their relative investment performance and funded status.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting and assets, financial policies, credit and liquidity matters and compliance with legal and regulatory matters including environmental matters.

Nominating and Corporate Governance Committee	Risks and exposures relating to director succession planning and compliance with corporate governance matters.

Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning and executive compensation programs and arrangements, including incentive plans.

Communications with Directors

Shareholders wishing to communicate with the non-management directors may send a letter to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Non-Management Directors. All correspondence sent to that address will be delivered to the appropriate directors on a quarterly basis, unless the Secretary determines by individual case that it should be sent more promptly. Any concerns relating to accounting, internal controls, auditing or officer conduct will be sent promptly to the Chair of the Audit Committee. All correspondence to non-management directors will be acknowledged by the Secretary and may also be forwarded within Monro to the subject matter expert for investigation. Alternatively, communication with non-management directors may occur as outlined in Monro’s Corporate Code of Ethics which is posted on its website at www.monro.com.

Compensation Committee Interlocks and Insider Participation

In fiscal 2011, the members of the Compensation Committee were Frederick M. Danziger and Robert E. Mellor for the entire fiscal year. Lionel B. Spiro served on the Committee through August 8, 2011 when his Board and Committee service ended, and he was immediately succeeded by James R. Wilen, who continues on the Committee. None of these individuals is a current or former employee or officer of the Company or any of its subsidiaries. During fiscal 2011, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served.

Robert G. Gross, the Company’s Chairman and Chief Executive Officer, does not participate in the Compensation Committee’s determination of his compensation.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its executives, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of Named Executive Officers in fiscal 2011 and the report of the Compensation Committee of the Board of Directors (the “Committee”), which immediately follow below. For purposes of this analysis, the executive officers named in the Summary Compensation Table below, including the Chief Executive Officer, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Company’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various NASDAQ and Internal Revenue Code rules. The Committee operates under a written charter adopted by the Committee and ratified by the Board of Directors (the “Board”). A copy of the charter is available at www.monro.com.

Monro’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals and enhance shareholder value; and (3) support Monro’s core values and culture, by promoting internal equity and external competitiveness. To meet these objectives, Monro has adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other leading automotive and retail companies; and

•	Pay for performance by:

—	setting challenging and realistic performance goals for our officers and providing short-term incentive through a bonus plan that is based upon achievement of these goals; and

—

providing long-term, significant incentives in the form of stock incentives, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning the interests of our officers with those of our shareholders.

The above policies guide the Committee in assessing the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation. Other considerations include Monro’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements.

The program rewards the executive officers for attaining established goals that require the dedication of their time, efforts, skills and business experience to the success of the Company. The compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonus. Long-term performance is rewarded through stock incentives, the value of which is measured in the performance of the Company’s stock price. In addition, the Named Executive Officers receive other benefits, certain of which are available to all other salaried employees of the Company.

Oversight of the Executive Compensation Program

The Committee administers the Company’s executive compensation program on behalf of the Board and its shareholders. The Committee has not retained a compensation consultant to review its policies and procedures with respect to executive compensation.

In determining the appropriate compensation packages for the Company’s executives, the Committee reviews, on an annual basis, each executive’s past and present compensation, including equity and non-equity based compensation. In addition, the Company’s Chairman and Chief Executive Officer annually reviews the performance of each of the executives (other than the Chief Executive Officer, whose performance is reviewed annually by the Committee). The conclusions reached and recommendations made based on these reviews for base salary levels and annual bonus amounts are presented to the Committee in May each year. The Committee relies to a large extent on the Chief Executive Officer’s evaluations of each executive’s performance. However, it is the Committee which makes all final compensation decisions regarding the Company’s executives.

The Company does not have a pre-established policy for the allocation between annual executive compensation and long-term incentive-based executive compensation. Instead, the Committee uses a flexible approach so that it may reward recent performance and create incentives for long-term enhancements in shareholder value. However, the Committee does seek to have a substantial portion of each executive’s compensation be incentive-based, with the most senior executives having the highest portion dedicated to incentive-based compensation.

Elements of Executive Compensation

The principal elements of the Company’s executive compensation program are:

•	base salary;

•	an annual cash-based incentive opportunity;

•	long-term equity incentive awards;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

The Committee generally targets total compensation to be at levels comparable to those paid to executives holding similar positions in other automotive service and parts companies such as Midas, Inc., Pep Boys — Manny, Moe & Jack, O’Reilly Automotive, Inc., Advance Auto Parts, Inc., and AutoZone, Inc. However, variations to the target may occur due to the fact that some of these companies are in similar, though not exactly the same lines of business as the Company, as well as to company size, market factors or as dictated by the experience and skill level of the individual in question.

Base Salary

The Company provides Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. For executives, the amount of base salary is meant to reflect the primary responsibilities of his/her position and is set at a level that the Committee believes will enable the Company to attract and retain talent. The Committee considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, responsibilities of the position, longer term potential, individual experience and methods to achieve results, as well as external market practices.

Annual salary planning begins with a percentage guideline for increases, based upon the Company’s annual budget, which is adjusted upward or downward for individual performance based on recommendations from the Chief Executive Officer. The guidelines are set after considering competitive market factors as previously described, affordability and current salary levels, as appropriate. The performance of each executive officer is evaluated annually following the close of the fiscal year so that each executive’s performance can be assessed within the context of the Company’s performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experience, and the individual’s contribution to the performance and profitability of the Company. Base salary adjustments for officers, other than the Named Executive Officers, during fiscal 2011, averaged approximately 3.9%.

Salaries for executive officers are reviewed annually or when there is a particular change, such as a promotion. The Committee typically approves the base salary increases in May, which are effective retroactive to April of that same year. In May 2010, the Committee increased base salaries for the Named Executive Officers, retroactive to April 1, 2010. The salaries the Company paid to the Named Executive Officers during fiscal 2011 are shown in the Summary Compensation Table.

For fiscal 2011, base salary increases for all executives generally ranged from 2.5 to 9.0 percent and were established after considering job performance, internal pay alignment and equity, and marketplace competitiveness. Mr. Van Heel’s base pay was increased by 23.2% in April 2008 in connection with additional responsibilities related to his promotion, effective March 31, 2008, to President. Ms. D’Amico’s base salary was increased by 21.7% in April 2009 to bring her pay more in line with the market and other Company executives. Mr. Van Heel, Mr. Tomarchio and Ms. D’Amico’s salaries were increased a second time in fiscal 2011 by 21.9%, 11.7% and 12.2%, respectively, in connection with the renewal of their contracts effective January 2011. Their salaries will not be considered for increases again until April 2012.

Annual Incentive Bonus

The Committee has the authority to award annual incentive bonuses to the Company’s officers. Each May, the Committee establishes targets for annual incentives in the form of performance-based cash bonuses to compensate executive officers, as well as other management employees. Each Named Executive Officer, other than the Chief Executive Officer, receives his or her annual incentive bonus pursuant to the Company’s Executive Bonus Plan. The Company’s Chief Executive Officer primarily receives his annual incentive bonus pursuant to a separate, shareholder approved, Management Incentive Compensation Plan, designed to comply with the requirements of Internal Revenue Code Section 162(m). This plan was re-approved by shareholders in August 2009. However, the Committee may also award a discretionary bonus to the Chief Executive Officer under the Executive Bonus Plan, although it has never done so.

Annual incentive bonuses are intended to compensate officers for the Company’s achievement of stated performance targets. The structure of the Executive Bonus and Management Incentive Compensation Plans for each year, including the incentive formula and the performance targets, are established and approved during the first quarter of the year to which the bonus relates. In addition, during the first quarter of each fiscal year, the Committee approves the amounts payable to each Named Executive Officer at each level of attainment of the performance measures between the threshold and the maximum.

The actual amount of each executive’s bonus under the Executive Bonus Plan is determined based on the Committee’s review of the Company’s level of achievement of the stated performance targets. The actual amount of the Chief Executive Officer’s bonus under the Management Incentive Compensation Plan is based solely on the Company’s achievement of a desired level of pre-tax income established in the first quarter of the fiscal year. All bonus awards made under the Plans are subject to the Committee’s approval. In addition, the Committee has the sole authority to determine whether the performance targets have been achieved by the Company and, if so, the applicable bonus award percentages to be paid. The Committee may use its discretion to include or exclude extraordinary or unusual items in determining the level of achievement of the performance targets. For fiscal 2011, the performance targets established and actual results achieved were as follows:

	Performance Targets Established			Actual Results Achieved
Name	Threshold	Target	Maximum
Pre-tax income	$62,976,000	$62,976,000	$76,592,000	$73,937,000

In fiscal 2011, the Committee established company-wide performance measures based upon the Company’s achievements of pre-tax earnings targets that are based upon the Board-approved annual budget, thus linking compensation to the Company’s overall performance. The Committee establishes performance targets after carefully reviewing the state of the business, as expressed in the Company’s annual budget and business plan, and determining what measures are most likely, in present circumstances, to drive results and lead to sustainable growth.

The Company’s practice is to pay cash awards based upon the achievement of its annual financial performance goals. The Committee carefully considers any exceptions. Absent extraordinary circumstances, there are no payouts for below threshold performance.

For fiscal 2012, should the Company fall short of pre-tax income targets, the Committee may also assess management’s performance compared to primary public company competitors over the prior three years to determine “outstanding performance” and award discretionary bonuses. “Outstanding performance” will be determined by, but not limited to, comparable store sales performance and EBITDA margin, and may take into account the impact of acquisitions, accounting changes or unusual one time charges. The Compensation Committee may award a discretionary bonus to an individual up to the target bonus. This discretionary feature was also a part of the fiscal 2011 bonus plan, but was not applied as the Company attained pre-tax earnings targets.

Each Named Executive Officer is eligible for an annual incentive bonus up to a specified percentage of such executive’s base salary. Target amounts payable under the Executive Bonus and Management Incentive Compensation Plans are proportionate to each officer’s accountability for the Company’s business plans and currently range from 20% to 90% of the officer’s base salary. However, the Committee has the discretionary authority to increase or decrease the target amounts annually.

Under the Plans for fiscal 2011, the Committee targeted bonus amounts to be paid at (a) 20% of base salary for each of the Company’s Vice Presidents, (b) 25% of base salary for each of the Company’s Senior Vice Presidents, (c) 35% of base salary for the President and each of the Company’s Executive Vice Presidents, and (d) 90% of base salary for the Company’s Chief Executive Officer. In connection with the signing of Mr. Van Heel’s (the President’s) new contract in January 2011, his bonus target was raised to 50% of base salary. His fiscal 2011 base bonus amount was based on a pro-rated calculation using his 35% and 50% bonus levels for nine and three months, respectively. Historically, the Committee has fixed the maximum payout for any officer’s annual incentive bonus at 250% of the participant’s targeted bonus. However, the Chief Executive Officer’s and President’s maximum payout is currently set at 167% and 200%, respectively, of his targeted bonus. As indicated above, payouts between the targeted amount and the maximum amount for each Named Executive Officer are based upon attainment of performance targets at varying levels, approved during the first quarter of each fiscal year by the Committee.

Long-Term Compensation

The long-term incentive compensation that the Committee generally employs is the granting of stock option awards to eligible employees, including, but not limited to, all executives. The purpose of granting such awards is to provide equity compensation that provides value to these employees when value is also created for the shareholders. Specifically, this form of equity compensation provides the employee with value only if the price of the Company stock, when the option is exercised, exceeds the option’s exercise price. For Company executives, the amount of long-term incentive compensation is intended to motivate executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of the Company’s shareholders. The Committee believes that stock option awards are a significant portion of the total compensation package for executives and are an important retention tool.

The Committee determines grant levels of stock option awards based on individual performance, job positions within the Company, potential and level of responsibility. It also considers history of past grants, length of time in current position and any change in responsibility, as well as the financial statement expense associated with the options. Stock option awards for a fiscal year are typically approved and granted in May of the following fiscal year in order to coincide with the timing of annual reviews and compensation determinations. However, newly appointed and promoted executives or management personnel may receive an additional stock option grant at other times during the year. The options are awarded under the Company’s employee stock option plans, which require that the option exercise price be based on the closing market price of the Company’s common stock on the date the option is granted. The eventual value received by an executive depends on the overall performance of the Company’s stock. An executive may receive no value if the Common Stock underlying an option does not increase in value above the option’s strike price.

The Committee considered the following factors in establishing the 2011 stock option grants for the Named Executive Officers: recommendation by the Chief Executive Officer, the recipient’s level within the Company’s overall workforce, prior equity compensation awards, the value of the stock option award as a percentage of the recipient’s total compensation and the expense associated with the awards.

The Company requires its Named Executive Officers to achieve and maintain a certain minimum level of ownership of the Company’s Common Stock. These requirements are described in detail under “Stock Ownership Guidelines” in this Proxy Statement.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

The Company also provides the Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the Company’s overall executive compensation program, the Committee’s executive compensation philosophy, as well as the Committee’s objective to better enable the Company to attract and retain the most talented and dedicated executives possible. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers.

The Company sponsors, for all employees, a profit sharing plan with a 401(k) feature, which is intended to qualify under Section 401(a) of the Code. The Company will match 50% of the first 4% of pay that is contributed to the 401(k) plan. Participants are 100% vested in their own contributions at all times. Matching contributions vest 25% after two years of service, 50% after three years of service, 75% after four years of service and 100% after five years of service. In addition, any employee whose plan benefit is limited by Internal Revenue Code limitations (including each of the Company’s Named Executive Officers), may participate in the Deferred Compensation Program. The purpose of the Deferred Compensation Plan is to provide affected employees with the opportunity to receive a retirement benefit that bears a comparable ratio to compensation as is provided to employees whose retirement benefit is not limited by the Internal Revenue Code.

The Deferred Compensation Plan provides the opportunity for eligible employees, including the Named Executive Officers, to defer the receipt of certain compensation, including base salary and short-term incentives. Under the plan, the Company matches base salary deferral amounts for salary over the Internal Revenue Service compensation limit (applicable to qualified employee 401(k) plans) using the same matching formula as under the Company qualified 401(k) Profit Sharing Plan. No amounts credited under this plan are funded, and the right of a participant or beneficiary to receive a distribution is an unsecured claim against the general assets of the Company. The Deferred Compensation Plan is part of the Company’s competitive total compensation and benefits package that helps it attract and retain key talent. The costs of the Deferred Compensation Plan are included in the “Nonqualified Deferred Compensation Table”. The current annual earnings rate is 5%.

The Company’s other benefit plans primarily include medical and other health care benefits, group life insurance, disability and an employee stock purchase plan which allows eligible employees to utilize a percentage of their base salary to purchase Company stock. Certain Named Executives are also covered under a noncontributory retirement plan (the “Pension Plan”). As of September 30, 1999, the Pension Plan was frozen, such that participants ceased to accrue benefits and there were no new participants in the plan. Costs associated with the Pension Plan are included in the “Pension Benefits Table” which follows.

Each Named Executive Officer is provided with the use of a company-owned vehicle or a car allowance, as well as participation in the plans and programs described above.

The Committee may, in its discretion, revise, amend or add to an executive officer’s perquisites and benefits as, when and if it deems advisable or appropriate. The Committee believes, based upon publicly available information, that the benefits described above are typical for senior executives at comparable companies.

Attributed costs of the perquisites and personal benefits described above for the Named Executive Officers for fiscal year 2011 are included in the column entitled “All Other Compensation” of the “Summary Compensation Table” appearing below.

Other Matters

Employment Agreements

The Company has entered into employment agreements with each of Messrs. Robert G. Gross, John W. Van Heel, and Joseph Tomarchio Jr., and Ms. Catherine D’Amico. Each of these employment agreements was reviewed and approved by the Committee. In addition, the Board of Directors reviewed and approved the Company’s employment agreement with Mr. Gross. The Committee believes that these employment agreements are an important part of the overall executive compensation program and serve as a recruitment and retention device.

The agreement for each executive generally addresses: role and responsibilities; rights to compensation and benefits during active employment; resignation by the employee with or without “Good Reason” as defined in the agreement; termination in the event of death, disability or retirement; and termination for “Cause” and termination without “Cause”, as defined in the agreement. Further, the agreement stipulates that the executive may not compete with the Company or solicit its employees for prescribed periods following termination of employment or disclose confidential information.

Each contract also contains termination and related pay provisions in the event of a “change in control”. In all cases, for the change in control provision to apply, there must be both (1) a “change in control”, as well as (2) a termination by the Company without cause or a resignation by the executive for reasons defined in the agreement, including a material diminution of his or her duties. A “change in control” is generally deemed to occur (i) when a person or group who was not an affiliate as of the date the Company entered into the agreement (a “Non-Affiliate”) acquires beneficial ownership of 50% or more of the Company’s Common Stock; (ii) upon the sale of the Company substantially as an entirety to a Non-Affiliate; or (iii) when there occurs a merger, consolidation or other reorganization of the Company with a Non-Affiliate, in which the Company is not the surviving entity. Mr. Gross’s agreement contains a provision for the payment of what is commonly referred to as an “excise tax gross-up” with respect to payments received by an executive upon a “change in control”. In May 2009, the Committee adopted a policy that the Company will not enter into any future employment agreement that includes such excise tax gross-up provisions.

In addition to the contract provisions described above, and in connection with the five year renewal of his contract effective October 1, 2007, Mr. Gross was awarded a “Special Bonus” of $750,000, payable in five annual equal installments of $150,000, beginning October 1, 2007.

Further, upon a termination of the agreement, Mr. Gross is generally prohibited for five years from the date of such termination from directly or indirectly competing with the Company or, for a one-year period from the date of such termination, soliciting its employees. In exchange for this, Mr. Gross receives a non-compete payment of $750,000, payable in five equal installments of $150,000, beginning on October 1, 2012 and continuing through October 1, 2016. In a situation of termination by the Company without “Cause” or for “Good Reason”, non-compete payments begin six months after termination and continue on the anniversary date of such termination until paid in full.

Mr. Gross’s contract expires on September 30, 2012. Ms. D’Amico’s and Messrs. Tomarchio’s and Van Heel’s contracts all expire on December 31, 2014.

The provisions described above and other material provisions of the Company’s employment agreements with Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico are discussed in the “Summary Compensation Table”, the “Grants of Plan-Based Awards” Table, and in the “Potential Payments Upon Termination or Change in Control” sections of this Proxy Statement.

At this time, the Committee has not determined that it is necessary to enter into employment agreements with any other executives. However, Vice President-level employees and above, including Zone Managers, are entitled to between one and six months’ base salary, depending on an individual’s length of service, as severance pay should they be terminated by the Company for reasons other than cause or poor performance.

Resale Restriction Agreement

In the fourth quarter of fiscal 2006, prior to the Company’s fiscal year 2007 adoption of FASB ASC Topic 718, the Board of Directors approved the accelerated vesting of all unvested stock options previously awarded to employees. In connection with this acceleration, the Company’s executive officers and certain senior level managers have agreed that they will hold the shares related to the accelerated vesting at least through the original vesting date of the corresponding options. The last date for the original vesting of any such options was May 2009. Except for the accelerated vesting, all other material terms and conditions of the previously granted awards remained unchanged.

Impact of Accounting and Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a significant factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code limits to $1,000,000 the annual tax deduction for compensation paid to a Company employee, unless paid pursuant to a performance-based shareholder approved plan. With regard to Section 162(m), it is the Committee’s intention to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive demand for executive talent. The Committee intends that the total direct compensation payable to the Named Executive Officers (base salary, short-term incentive and long-term incentive) be deductible by Monro and much of the other compensation, such as the supplemental retirement plan, be paid at a time when not subject to the limitations of Section 162(m). The Management Incentive Compensation Plan, re-approved by the Company’s share-

holders in August 2009, is designed to allow for the grant of annual incentive awards to certain executive officers of Monro that meet the qualified performance-based compensation requirements of Section 162(m) of the Code and the Regulations so as to preserve the deductibility of compensation payments to executive officers.

Policy Concerning Additional Tax on Nonqualified Deferred Compensation Plan Benefits

Monro’s compensation and benefit plans and arrangements have been designed and administered with the objective of not triggering the additional tax under Section 409A of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee oversees the Company’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with Company management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors the inclusion of the Compensation and Discussion Analysis in this Proxy Statement and its incorporation by reference into the Company’s 2011 Annual Report on Form 10-K.

The Compensation Committee

Frederick M. Danziger, Chairman

Robert E. Mellor

James R. Wilen

EXECUTIVE COMPENSATION

2011 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation paid to or earned by the Company’s “Named Executive Officers” listed in the table for the three year period ended March 26, 2011.

Name and Principal Position	Year	Salary(6) ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Above Market Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Robert G. Gross	2011	840,000	150,000	1,365,000	1,260,000	—	14,500	3,629,500
Chief Executive Officer	2010	840,000	150,000	—	1,260,000	—	14,700	2,264,700
	2009	840,000	150,000	—	972,659	—	8,800	1,971,459
John W. Van Heel	2011	385,000	—	1,570,900	313,422	—	20,800	2,290,122
President	2010	335,000	—	68,000	226,243	—	18,800	648,043
	2009	308,000	—	—	138,694	—	25,000	471,694
Joseph Tomarchio Jr.	2011	437,687	—	1,256,700	323,244	—	22,000	2,039,631
Executive Vice President —Store Operations	2010	405,000	—	68,000	273,518	—	20,100	766,618
	2009	380,000	—	—	171,116	—	21,000	572,116
Catherine D’Amico	2011	303,000	—	942,600	223,774	—	21,200	1,490,574
Executive Vice President —Finance and Chief Financial Officer	2010	280,000	—	51,000	189,099	—	21,500	541,599
	2009	230,000	—	—	103,570	—	19,500	353,070
Craig L. Hoyle	2011	185,325	—	40,300	97,763	—	23,900	347,288
Divisional Vice President — Southern Operations

(1)

For Mr. Gross, this amount represents the payment associated with the $750,000 special retention bonus (the “Special Bonus”) awarded to him in connection with the renewal of his employment agreement in October 2007. The Special Bonus is payable to him in five equal installments of $150,000, beginning on October 1, 2007. Should Mr. Gross be terminated for cause or resign without good reason, as defined in his employment agreement, he shall be required to repay a portion of the last received annual installment of the Special Bonus, pro rata to the date of termination.

(2)

Amounts do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used in calculating compensation costs are described more fully in footnote 1 in the Company’s financial statements in the Form 10-K for the year ended March 26, 2011, as filed with the SEC. See the Grants of Plan-Based Awards table for further information on options granted in fiscal 2011.

(3)

This column represents the amounts earned by the Named Executive Officer in fiscal 2011, 2010 and 2009 pursuant to the Company’s annual incentive bonus plans. Additional information regarding the potential threshold, target and maximum payouts underlying the Non-Equity Incentive Plan Compensation column is included in the Grants of Plan-Based Awards table.

(4)

The Company did not pay above-market or preferential earnings to Named Executive Officers on deferred compensation in 2011, 2010 or 2009. Additionally, since the Company’s Pension Plan was frozen as of September 30, 1999, there was no change in pension value for any participants.

(5)

The following table shows each component of the All Other Compensation column in the Summary Compensation table. For each Named Executive Officer, these components consist of the Company’s matching contributions to the 401(k) and the Nonqualified Deferred Compensation Plans, payment of life insurance premiums on behalf of the Named Executive Officer and the incremental cost to the Company of automobiles provided to the Named Executive Officer. The Company does not provide any tax gross-ups on these perquisites.

(6)

The 2011 salaries for Messrs. Van Heel and Tomarchio and Ms. D’Amico represent the salaries actually earned by them in fiscal 2011. Salaries for all three individuals were increased effective January 1, 2011 in connection with the four-year renewal of their employment contracts, as follows: Mr. Van Heel’s annual salary was increased from $365,000 to $445,000; Mr. Tomarchio’s annual salary was increased from $425,250 to $475,000; and Ms. D’Amico’s annual salary was increased from $294,000 to $330,000.

Name	Year	Company Matching Contributions ($)	Life Insurance Premium ($)	Auto Allowance Perquisites ($)	Total ($)
Robert G. Gross	2011	4,900	1,000	8,600	14,500
	2010	4,900	900	8,900	14,700
	2009	4,900	900	3,000	8,800
John W. Van Heel	2011	4,900	1,000	14,900	20,800
	2010	4,900	900	13,000	18,800
	2009	4,900	900	19,200	25,000
Joseph Tomarchio Jr.	2011	4,900	1,000	16,100	22,000
	2010	4,900	900	14,300	20,100
	2009	4,500	900	15,600	21,000
Catherine D’Amico	2011	4,900	1,000	15,300	21,200
	2010	4,900	900	15,700	21,500
	2009	4,600	900	14,000	19,500
Craig L. Hoyle	2011	4,900	1,000	18,000	23,900

GRANTS OF PLAN — BASED AWARDS

The following table provides information regarding plan-based awards under the Company’s stock option plan granted during fiscal 2011 to the Named Executive Officers. It also presents estimated possible payouts under the annual incentive bonus plan for fiscal 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Awards	Exercise or Base Price of Options Awards ($)	Grant Date Fair Value of Option Award(3) ($)
					Number of Securities Underlying Options (#)
Name	Grant Date	Threshold (2) ($)	Target ($)	Maximum ($)
Robert G. Gross	1/4/2011				150,000	33.62	1,365,000
	N/A	756,000	756,000	1,260,000
John W. Van Heel	8/10/2010				18,000	26.64	129,400
	12/30/2010				150,000	35.31	1,441,500
	N/A	151,438	151,438	350,781
Joseph Tomarchio Jr.	8/10/2010				14,400	26.64	103,500
	12/30/2010				120,000	35.31	1,153,200
	N/A	153,195	153,195	382,988
Catherine D’Amico	8/10/2010				10,800	26.64	77,700
	12/30/2010				90,000	35.31	864,900
	N/A	106,050	106,050	265,125
Craig L. Hoyle	5/24/2010				6,000	24.27	40,300
	N/A	46,325	46,325	115,813

(1)

The amounts in these columns consist of possible annual incentive payouts under the Company’s annual incentive bonus plan for fiscal 2011. The amounts actually earned by each Named Executive Officer in fiscal 2011 are reported as Non-Equity Incentive Plan Compensation in the fiscal 2011 Summary Compensation Table in this Proxy Statement.

(2)

Represents the minimum amount payable under the 2011 annual incentive bonus plan, assuming that $62,976,000 of a certain level of pre-tax income is attained. Otherwise, the named executives receive no bonus. See “Compensation Discussion and Analysis — Annual Incentive Bonus.”

(3)	Calculated pursuant to FASB ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2011 YEAR END

The following table provides information about the number of outstanding equity awards held by the Company’s Named Executive Officers at March 26, 2011:

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert G. Gross	10/2/2007		562,500		15.20	10/1/2012
	1/4/2011	(3)		150,000	33.62	1/3/2016

			562,500	150,000

John W. Van Heel	10/2/2002		10,125		5.29	10/1/2012
	5/15/2003		6,750		6.60	5/14/2013
	5/18/2004		6,750		10.26	5/17/2014
	5/18/2006		11,250		16.30	5/17/2016
	10/9/2006		22,500		15.27	10/8/2016
	5/17/2007	(1)	8,438	2,812	15.39	5/16/2017
	1/10/2008		112,500		12.11	1/9/2013
	5/20/2009	(1)	3,000	9,000	18.05	5/19/2019
	8/10/2010	(2)		18,000	26.64	8/9/2016
	12/30/2010	(3)		150,000	35.31	12/29/2015

			181,313	179,812

Joseph Tomarchio Jr.	3/1/2004		11,250		10.83	2/28/2014
	5/18/2006		11,250		16.30	5/17/2016
	10/9/2006		22,500		15.27	10/8/2016
	5/17/2007	(1)	8,438	2,812	15.39	5/16/2017
	1/10/2008		60,000		12.11	1/9/2013
	5/20/2009	(1)	3,000	9,000	18.05	5/19/2019
	8/10/2010	(2)		14,400	26.64	8/9/2016
	12/30/2010	(3)		120,000	35.31	12/29/2015

			116,438	146,212

Catherine D’Amico	5/15/2003		10,875		6.60	5/14/2013
	5/18/2004		18,507		10.26	5/17/2014
	5/18/2006		11,250		16.30	5/17/2016
	5/17/2007	(1)	8,438	2,812	15.39	5/16/2017
	1/11/2008		45,000		11.69	1/10/2013
	5/20/2009	(1)	2,250	6,750	18.05	5/19/2019
	8/10/2010	(2)		10,800	26.64	8/9/2016
	12/30/2010	(3)		90,000	35.31	12/29/2015

			96,320	110,362

Craig L. Hoyle	4/26/2001		6,750		3.26	4/25/2011
	4/25/2002		13,500		5.90	5/12/2012
	10/2/2002		16,875		5.29	10/1/2012
	5/15/2003		6,750		6.60	5/14/2013
	5/18/2004		9,000		10.26	5/17/2014
	5/18/2006		4,500		16.30	5/17/2016
	5/17/2007	(1)	5,063	1,687	15.39	5/16/2017
	5/21/2008	(1)	3,750	3,750	11.76	5/20/2018
	5/20/2009	(1)	1,500	4,500	18.05	5/19/2019
	5/24/2010	(2)		6,000	24.27	5/23/2016

			67,688	15,937

(1)	This option grant vests over four years as follows: One quarter of the options in each grant vests on the yearly anniversary of the grant. These options have a ten year life from grant date.

(2)	This option grant vests over four years as follows: One quarter of the options in each grant vests on the yearly anniversary of the grant. These options have a six year life from grant date.

(3)	This option grant vests over four years as follows: One quarter of the options in each grant vests on the yearly anniversary of the grant. These options have a five year life from grant date.

2011 OPTIONS EXERCISES

The following table shows all stock options exercised and value realized upon exercise by the Named Executive Officers during fiscal 2011:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Robert G. Gross	90,000	2,421,900
John W. Van Heel	—	—
Joseph Tomarchio Jr.	—	—
Catherine D’Amico	36,995	1,015,900
Craig L. Hoyle	6,750	144,900

(1)

The value realized equals the difference between the option exercise price and the fair market value of Monro’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Pension Plan

The Company sponsors a noncontributory retirement plan (the “Pension Plan”) which is intended to qualify under Section 401(a) of the Code. As of September 30, 1999, participants ceased to accrue benefits under the Pension Plan and no employees will become plan participants after this date. Compensation and services after this date are not taken into consideration in determining benefits under the Pension Plan. Prior to September 30, 1999, each employee who attained age 21 became a participant on the April 1 or October 1 following the date the employee completed one year of service. Benefit payments generally begin upon retirement at age 65 or age 60 with 20 years of service.

Benefits under the Pension Plan are 100% vested in each participant upon completion of five years of service, attainment of age 65 or the termination of the Pension Plan. Lump sum distributions are available at termination or retirement only for accrued benefits of $5,000 or less.

The following table shows the estimated annual benefits payable to participants under the Pension Plan upon retirement at age 65. The table does not show the reduction for Social Security benefits (see formula below).

PENSION PLAN TABLE

Average Compensation	Number of Years of Service
(Prior to September 30, 1999)	5	10	15	20	25
$100,000	$22,500	$45,000	$45,000	$45,000	$45,000
80,000	18,000	36,000	36,000	36,000	36,000

For the purpose of determining amounts payable under the Pension Plan for each of the Named Executive Officers, compensation includes the average of ten years (i) base salary (including the amount of any reductions in the executive’s otherwise payable compensation attributable to any “cafeteria plan”) plus (ii) cash bonuses. Compensation does not include stock options or the Company’s contributions to the Profit Sharing Plan shown in the Summary Compensation table. Compensation is limited to $100,000 for determining amounts payable under the Pension Plan.

PENSION BENEFITS TABLE

Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert G. Gross	0	0	0
Joseph Tomarchio Jr.	0	0	0
Catherine D’Amico	7	72,400	0
John W. Van Heel	0	0	0
Craig L. Hoyle	2	15,900	0

(1)

Actuarial assumptions used in calculating the present value of accumulated benefits are described in footnote 12 of the Company’s financial statements in the Form 10-K for the year ended March 26, 2011, as filed with the SEC.

The basic benefit under the Pension Plan is a straight life annuity. Subject to certain limits required by law, benefits are payable monthly in an amount equal to (i) 45% of a participant’s average monthly earnings for the highest ten consecutive years prior to September 30, 1999, less (ii) 45% of the monthly primary Social Security benefit payable to the participant at retirement. The amount of the benefit is also reduced for short service participants and participants terminating employment prior to retirement.

Due to the fact that the Pension Plan was frozen as of September 30, 1999, the amount of the benefit will be multiplied by a fraction (not greater than one), the numerator of which is the participant’s total number of years of service as of September 30, 1999, and the denominator of which is the number of years of service the participant would have accumulated if he had continued his employment until the earlier of (i) age 65 or (ii) the date after age 60 but before age 65 on which the participant had at least 20 years of vesting service under the Pension Plan.

In connection with the purchase of Kimmel Automotive, Inc. (“KAI”) in April 2002, the Company also sponsors a non-contributory retirement plan covering certain employees of KAI. Participants ceased to accrue benefits under this plan prior to April 2002. No Named Executive Officers are covered under this plan. This plan merged with the Pension Plan during fiscal year 2005.

Profit Sharing Plan

The Company sponsors a profit sharing plan with a 401(k) feature (the “Profit Sharing Plan”). The Profit Sharing Plan is intended to qualify under Section 401(a) of the Code.

Each employee who has attained age 21 becomes a participant as of the first day of the month following completion of three months of service. Participants may elect to reduce their compensation by up to the lesser of 30% of their annual compensation or the statutorily prescribed annual limit ($16,500 in calendar 2010) and to have the amount of the reduction contributed to their account in the Profit Sharing Plan. One of the investment options available to participants is the Company’s Common Stock.

The Company may make discretionary matching contributions to the matching accounts of those employees who are contributing to the Profit Sharing Plan. Matching contributions are made annually. A discretionary Company profit sharing contribution may also be made on an annual basis.

Deferred Compensation Plan

The Company has adopted the Monro Muffler Brake, Inc. Deferred Compensation Plan (the “Plan”) to provide an opportunity for additional tax-deferred savings to a select group of management or highly compensated employees. The Plan is an unfunded arrangement and the participants or their beneficiaries have an unsecured claim against the general assets of the Company to the extent of their Plan benefits.

Currently, only those employees who are “highly compensated employees”, as that term is defined under Section 414(q) of the Code, have been designated as eligible to participate in the Plan. Under the terms of the Plan, the Compensation Committee has the ability to establish additional eligibility requirements for participation in the Plan, but has not done so thus far.

The Plan permits participants to defer all or any portion of the compensation that would otherwise be payable to them for the calendar year. In addition, the Company will credit to the participants’ accounts such amounts as would have been contributed to the Monro Muffler Brake, Inc. Profit Sharing Plan but for the limitations that are imposed under the Code based upon the participants’ status as highly compensated employees. The Company may also make such additional discretionary allocations as are determined by the Compensation Committee. No amounts credited under the Plan are funded and the Company maintains accounts to reflect the amounts owed to each participant. At least annually, the accounts are credited with earnings or losses calculated on the basis of an interest rate or other formula as determined from time to time by the Compensation Committee. The current annual earnings rate is 5%.

Benefits are payable at a participant’s election in a single cash sum or in monthly installments for a period not to exceed 10 years at the date designated by the participant upon his or her initial enrollment in the Plan, but in no event later than the date the participant attains age 65. Payments are made earlier in the event a participant dies or incurs an unanticipated emergency.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Robert G. Gross	7,322	1,251	3,516		89,423
John W. Van Heel	3,480	1,323	1,105		27,090
Joseph Tomarchio Jr.	6,575	1,433	601		17,767
Catherine D’Amico	5,904	1,460	2,363		61,824
Craig L. Hoyle	12,795	2,408	1,161		31,230

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary setting forth potential payments payable to the Named Executive Officers upon termination of employment or a change in control of the Company under their current employment arrangements and the Company’s other compensation programs. Specifically, compensation payable to each Named Executive Officer upon voluntary termination, involuntary termination without cause, retirement, termination following a change in control, and in the event of death or disability of the executive is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 26, 2011, and, therefore, includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s Common Stock and the executive’s age. These benefits are in addition to benefits available generally to salaried employees upon termination, such as earned but unpaid salary through the date of termination, amounts accrued and vested under the Company’s Pension, Profit Sharing and Deferred Compensation Plans, as applicable, and accrued vacation pay.

Payments Made Upon Any Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable option agreement);

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s 401(k), Pension and Deferred Compensation Plans.

Payments Made Upon Involuntary Termination Without Cause

As a result of their employment agreements (in the case of Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico) and severance arrangements (in the case of Mr. Hoyle) entered into by the Company with the Named Executive Officers, in the event that a Named Executive Officer’s employment is involuntarily terminated without cause, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•

in the case of Mr. Gross, base salary through the remainder of the term of his employment agreement; payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid and (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s termination; and payment of any remaining unpaid non-compete payments and any remaining unpaid “Special Bonus” payments through the remainder of the term of his agreement;

•

in the case of Mr. Van Heel, Ms. D’Amico and Mr. Tomarchio, 12 months of base salary continuation and payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; and (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s termination;

•	in the case of Mr. Hoyle, six months of base salary continuation; and

•	in the case of Ms. D’Amico and Messrs. Gross, Van Heel and Tomarchio, all then outstanding unvested options will immediately and automatically vest and be exercisable for ninety (90) days.

TABLE OF PAYMENTS UPON INVOLUNTARY

TERMINATION WITHOUT CAUSE

Name	Base Salary ($)	Special Bonus ($)	Non-Equity Incentive Plan Compensation Award ($)	Stock Options ($)	All Other Compensation ($)(1)	Total ($)
Robert G. Gross	1,260,000	150,000	1,260,000	9,326,250	750,000	12,746,250
John W. Van Heel	445,000	—	313,422	3,783,604	—	4,542,026
Joseph Tomarchio Jr.	475,000	—	323,244	2,384,676	—	3,182,920
Catherine D’Amico	330,000	—	223,774	2,113,773	—	2,667,547
Craig L. Hoyle	92,663	—	97,763	1,600,866	—	1,791,292

(1)	Represents unpaid non-compete payments.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	all then-outstanding vested options will be exercisable for one year.

None of the Named Executive Officers was eligible to receive retirement benefits as of March 26, 2011.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a Named Executive Officer, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•

all then-outstanding unvested options issued under the 2007 Stock Incentive Plan and 1998 Employee Stock Option Plan will immediately and automatically vest upon death and all vested shares will be exercisable for one year in the case of death or permanent disability;

•	the executive will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate;

•

in the case of the death or disability of Messrs. Gross, Van Heel and Tomarchio, and Ms. D’Amico, he or she shall be entitled to receive payment of the lesser of (i) 12 months of base salary continuation or (ii) base salary through the remainder of his/her term; and the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; and (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s death or disability;

•

in the case of the disability of Ms. D’Amico and Messrs. Gross, Van Heel and Tomarchio, such executive shall receive the right to continue to participate in the Company’s group life and medical/dental insurance plans, each at the same ratio of employer/employee contribution as applicable to the executive immediately prior to the termination event; and

•	in the case of Mr. Gross, payment of any remaining unpaid “Special Bonus” payments through the remainder of the term of his agreement.

TABLE OF PAYMENTS UPON DEATH

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if the Named Executive Officer had died on March 26, 2011.

Name	Salary Continuation ($)	Special Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Life Insurance ($)	Stock Options ($)	Total ($)
Robert G. Gross	840,000	150,000	1,260,000	425,000	9,326,250	12,001,250
John W. Van Heel	445,000	—	313,422	425,000	3,783,604	4,967,026
Joseph Tomarchio Jr.	475,000	—	323,244	425,000	2,384,676	3,607,920
Catherine D’Amico	330,000	—	223,774	425,000	2,113,773	3,092,547
Craig L. Hoyle	—	—	97,763	425,000	1,810,436	2,333,199

TABLE OF PAYMENTS UPON PERMANENT DISABILITY

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if the Named Executive Officer had been permanently disabled on March 26, 2011. For these purposes, “permanent disability” generally means total disability, resulting in the executive being unable to perform his or her job as determined by the Company’s life and disability insurance provider.

Name	Salary Continuation ($)	Special Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Life and Health Plan Continuation ($)	Disability(1) ($)	Stock Options ($)	Total ($)
Robert G. Gross	840,000	150,000	1,260,000	57,800	1,074,700	9,326,250	12,708,750
John W. Van Heel	445,000	—	313,422	122,100	1,603,000	3,521,425	6,004,947
Joseph Tomarchio Jr.	475,000	—	323,244	63,100	945,300	2,141,001	3,947,645
Catherine D’Amico	330,000	—	223,774	30,500	945,300	1,919,494	3,449,068
Craig L. Hoyle	—	—	97,763	—	781,400	1,600,866	2,480,029

(1)

This amount represents the present value (at an assumed rate of 3%) of the long-term disability payments that would be paid to the Named Executive Officer until he or she reaches the retirement age of 65.

Payments Made Upon a Change in Control

As discussed in detail in the Compensation Discussion and Analysis section above, the employment agreements that the Company entered into with each of Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico contain change in control provisions. Also, Mr. Hoyle would receive certain compensation payments if he were terminated without cause following a change in control. The benefits, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•

in the case of Ms. D’Amico and Messrs. Van Heel and Tomarchio, 24 months base salary continuation; and payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not paid; and (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s termination;

•

in the case of Mr. Gross, base salary through the remainder of the term of his employment agreement; payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; and (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s termination; payment of any remaining unpaid non-compete payments and any remaining unpaid “Special Bonus” payments through the remainder of the term of his agreement;

•	in the case of Mr. Hoyle, six months of base salary continuation;

•

all then-outstanding unvested options will immediately and automatically vest and be exercisable, in the case of Ms. D’Amico and Messrs. Gross, Van Heel and Tomarchio, for ninety (90) days following such termination and in the case of Mr. Hoyle, for thirty (30) days following such termination; and

•

in the case of Mr. Gross an amount equal to (i) any excise tax imposed on payments or benefits provided to the executive upon his termination following a “change in control”, if such payments and benefits are considered an “excess parachute payment” under Section 4999 of the Code; and (ii) an additional cash payment such that the executive would be in the same after-tax economic position as though the payments and benefits, described in (i), above, were not considered an “excess parachute payment”. If a change in control had occurred at the end of fiscal 2011, there would have been no tax reimbursements under the current employment agreements for Mr. Gross.

On May 20, 2009, the Compensation Committee of the Board of Directors adopted a policy that the Company will not enter into any future employment agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control.

TABLE OF POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

Name	Base Salary ($)	Special Bonus ($)	Non-Equity Incentive Plan Compensation Award ($)	Stock Options ($)	All Other Compensation ($)(1)	Total ($)
Robert G. Gross	1,260,000	150,000	1,260,000	9,326,250	750,000	12,746,250
John W. Van Heel	890,000	—	313,422	3,783,604	—	4,987,026
Joseph Tomarchio Jr.	950,000	—	323,244	2,384,676	—	3,657,920
Catherine D’Amico	660,000	—	223,774	2,113,773	—	2,997,547
Craig L. Hoyle	92,663	—	97,763	1,810,436	—	2,000,862

(1)	Represents unpaid non-compete payments.

DIRECTOR COMPENSATION

The Company does not pay any director who is also an employee of Monro or its subsidiary for his or her service as director.

In fiscal 2011, non-employee directors received the following compensation:

•	$20,000 annual retainer, a $15,000 annual retainer for the audit committee chairman and a $5,000 annual retainer for each other committee chairman;

•

an annual grant of an option to purchase 10,260 shares of Common Stock, valued at $26.64 per share, which was the closing price of a share of the Company’s Common Stock on the date of the 2010 Annual Meeting of Shareholders;

•	$3,000 for each meeting of the Board of Directors or $1,000 for a committee meeting attended; and

•	reasonable travel expenses to attend meetings.

During fiscal 2011, the Company paid legal fees of approximately $700 for Mr. Berenson in connection with filings regarding Company stock transactions.

The following table summarizes the compensation that the Company’s non-management directors earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal 2011:

NON-MANAGEMENT DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Richard A. Berenson	65,000		73,800	—		138,800
Frederick M. Danziger	55,000		73,800	—		128,800
Donald Glickman	38,000		73,800	150,000	(2)	261,800
Peter J. Solomon	38,000		73,800	150,000	(3)	261,800
Robert E. Mellor	46,000		73,800	—		119,800
James R. Wilen	24,000	(4)	73,800	—		97,800
Elizabeth A. Wolszon	46,000		73,800	—		119,800

(1)

Each non-management director was granted options to purchase 10,260 shares of the Company’s Common Stock in 2011. This column represents the dollar amount the Company expensed during fiscal 2011 under FASB ASC 718 for outstanding stock option awards, and includes expense for options granted in 2011. However, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2011 grants as well as the grants made prior to 2011, refer to Note 1 of the Company’s financial statements in the Form 10-K for the year ended March 26, 2011, as filed with the SEC.

(2)

For Mr. Glickman, this amount related to his consulting arrangement with Peter J. Solomon Company, L.P. (“PJSC”) discussed in more detail under the heading “Certain Relationships and Related Transactions”.

(3)

For Mr. Solomon, this amount relates to his share of the fees paid to Peter J. Solomon Company, L.P. under a management agreement. See further discussion under the heading “Certain Relationships and Related Transactions”.

(4)	Mr. Wilen was elected to the Board of Directors in August 2010.

Stock awards granted to directors are fully vested at the time of the grant. The number of shares of Monro Muffler Common Stock owned by each director is disclosed in the Security Ownership of Principal Shareholders, Directors and Executive Officers table in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

AS OF MARCH 26, 2011

The following table provides information regarding shares of Common Stock issuable pursuant to equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,525,678	$19.35	931,007
Equity compensation plans not approved by security holders	—		—

Total	2,525,678		931,007

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Company reviews all relationships and transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s finance and legal staff are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions, and then determining, based on the facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transactions. As required under SEC rules, transactions that are determined to be material to the Company or a related person must be disclosed in the Company’s proxy statement.

Related Party Transactions

The Company has a management agreement, effective July 1, 1991, with PJSC, pursuant to which PJSC provides strategic and financial advice relating to financing, capital structure, mergers and acquisitions and offensive/defensive positioning to the Company, for a current fee of $300,000 per year (plus reimbursement of out-of-pocket expenses). Pursuant to such agreement, the Company has agreed to indemnify PJSC against certain liabilities. In addition, PJSC, from time to time, provides additional investment banking services to the Company for customary fees. No additional fees were paid in fiscal

2009, 2010 and 2011. Peter J. Solomon, Board member of the Company, is Chairman of PJSC. Of the fees paid by the Company to PJSC, approximately half were paid to Donald Glickman, a director of the Company, by PJSC for consulting services.

The Company leases six stores from lessors in which Joseph Tomarchio Jr. has beneficial ownership interests. In fiscal 2011, the Company expensed $653,000 as rent for these stores. Mr. Tomarchio is an officer of the Company.

Aside from the six leases assumed as part of the Mr. Tire acquisition in March 2004, the Company has not entered into any affiliate leases, other than renewals or modifications of existing leases, since May 1989, and as a matter of policy, will not do so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 2011, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Donald Glickman reported a sale of 32,741 and a gift of 225 shares on a Form 4 that was filed late by the Company; Christopher R. Hoornbeck and Craig L. Hoyle each reported grants of 4,000 options on Forms 4 that were filed late by the Company; John W. Van Heel reported an exercise of 10,125 options on a Form 4 that was filed late by the Company and Richard A. Berenson reported a sale of 1,500 shares on a Form 4 that was filed late.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently-enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) enables Company shareholders to vote to approve, on an advisory, non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

As discussed under the heading “Compensation Discussion and Analysis” above, the Company’s executive compensation program is designed to attract, retain and motivate the performance of the executive management talent who are expected to advance both the short-term and long-term interests of the Company’s shareholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that the Company’s shareholders vote in favor of approving the compensation of the Named Executive Officers as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Compensation Discussion and Analysis” and in the Summary Compensation Table for fiscal 2011), excluding the portions not applicable to Named Executive Officers (such as director compensation) and those applicable to the Company’s employees generally.

Accordingly, in compliance with the Dodd-Frank Act, the Company is asking shareholder approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on a non-binding basis.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the polices and practices described in this Proxy Statement.

The above “Say on Pay” vote is an advisory vote only and is not binding on the Company, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions of Company shareholders and to the extent there is any significant vote against the Named Executive Officer Compensation, the Company will consider those shareholder concerns and evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation paid to the Company’s Named Executive Officers as described in this Proxy Statement.

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE

EXECUTIVE COMPENSATION VOTES

The Dodd-Frank Act also enables Monro shareholders to vote, on an advisory, non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the Company’s Named Executive Officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two or three years, or to abstain from voting.

After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for the Company and its shareholders at this time. However, the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most shareholder support. The Board may, in the future, periodically re-visit the frequency of the “Say on Pay” votes based on the Company’s then-current compensation policies.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors recommends a vote FOR a frequency of “one year” with respect to future advisory votes on executive compensation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is an independent director as defined by rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. In addition, the Board of Directors has determined that Richard A. Berenson is an audit committee financial expert as defined by SEC rules, and is independent from management.

In fiscal 2011, the Audit Committee, as a matter of routine, reviewed its charter and practices. The Committee determined that its charter and practices are consistent with listing standards of NASDAQ.

Management is responsible for the Company’s internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the external auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Committee discussed with the external auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Company’s external auditors also provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the external auditor’s communications with the Committee concerning independence, and the Committee discussed with the external auditors that firm’s independence.

Based on the Committee’s discussion with management and the external auditors and the Committee’s review of the representation of management and the report of the external auditors to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 26, 2011, for filing with the SEC. The Committee has also approved, subject to shareholder ratification, the re-appointment of PricewaterhouseCoopers LLP as the Company’s external auditors for fiscal 2012.

Audit Committee

Richard A. Berenson, Chairman

Frederick M. Danziger

Robert E. Mellor

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While shareholder ratification of the Company’s independent public accountants is not required by the Company’s Amended and Restated By-laws or otherwise, the Audit Committee and management believe that shareholder ratification of the Company’s selection of independent registered public accountants is desirable and good corporate practice. Therefore, the Audit Committee is requesting that shareholders approve the proposal to ratify the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal 2012. In the event that this selection is not ratified by the affirmative vote of a majority of shares of the Company’s common stock present or represented by proxy and entitled to vote on the selection, the Audit Committee will consider that fact when it selects the independent public accountants for the following year. The Audit Committee may, in its discretion, replace PricewaterhouseCoopers LLP as the independent registered public accounting firm at a later date without the approval of its shareholders.

PricewaterhouseCoopers LLP (“PWC”) has been engaged as the Company’s independent accountants since 1984. A representative of PWC will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if he or she desires to do so.

In addition to retaining PWC to audit the Company’s consolidated financial statements for fiscal 2011, the Company retained PWC and other consulting firms to provide advisory, auditing, and consulting services in fiscal 2011. The Company understands the need for PWC to maintain objectivity and independence in its audit of its financial statements. To minimize relationships that could appear to impair the objectivity of PWC, the Audit Committee has restricted the non-audit services that PWC may provide primarily to tax services and merger and acquisition due diligence services. They also determined that the Company would obtain non-audit services from PWC only when the services offered by PWC are at least as effective or economical as services available from other service providers, and, to the extent possible, only after competitive bidding.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PWC after May 5, 2003. Specifically, the Committee has pre-approved the use of PWC for the following categories of non-audit service: merger and acquisition due diligence and audit services; tax services; internal control reviews; and reviews and procedures that the Company requests PWC to undertake to provide assurances on matters not required by laws or regulations. In each case, the Committee requires management to report the specific engagements to the Committee on a regular basis, and also obtain specific pre-approval on any engagement over $25,000.

Aggregate fees billed to the Company for services rendered by PWC for fiscal 2011 and 2010 were:

	2011	2010
Audit Fees	$542,000	$509,000
Audit Related Fees	22,000	42,000
Tax Fees
All Other Fees

Total Fees	$564,000	$551,000

In the table above, in accordance with SEC definitions and rules, “audit fees” are fees the Company paid to PWC for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the Sarbanes-Oxley Section 404 internal control audit or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are comprised of assurance and related services that are traditionally performed by the external auditor; “tax fees” are fees related to preparation of the Company’s tax returns, as well as fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by PWC to the Company for any services not included in the first three categories including services such as benefit plan services and merger and acquisition due diligence.

The Audit Committee has considered whether the non-audit services provided by PWC are compatible with PWC maintaining its independence and has determined that they are compatible.

The Board of Directors recommends the shareholders vote FOR ratification of the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2012.

SHAREHOLDER PROPOSALS

Nominations for Board membership and proposals of shareholders that are intended to be presented at the annual meeting to be held in 2012 must be received by the Company by March 10, 2012, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company’s Certificate of Incorporation provides that shareholders who do not present a proposal for inclusion in the proxy statement, but who still intend to submit the proposal at the 2012 annual meeting, and shareholders who intend to submit nominations for directors at the meeting, are required to deliver or mail the proposal or nomination to the Secretary of the Company, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, New York 14615, so that the Secretary receives the proposal or nomination not less than 120 days nor more than 180 days prior to the meeting, except that if less than 50 days notice or prior public disclosure of the meeting date is given or made to shareholders, the Secretary must receive such proposal or nomination not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or such public disclosure was made, whichever first occurs. Each proposal or nomination must set forth the information required by the Certificate of Incorporation. If the chairman of the meeting determines that a proposal or nomination was not made in accordance with the required procedures, such proposal or nomination will be disregarded. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

ADDITIONAL INFORMATION

The Company will furnish to any shareholder, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 26, 2011, as filed with the SEC, without charge, except that copies of any exhibit to such report will be furnished upon payment by such shareholder of the Company’s reasonable expenses in furnishing such exhibit. Written requests may be directed to the Company, 200 Holleder Parkway, Rochester, New York 14615, Attention: Secretary.

By Order of the Board of Directors

/s/ John W. Van Heel
John W. Van Heel
Secretary

Rochester, New York

July 8, 2011

ANNUAL MEETING OF SHAREHOLDERS OF

MONRO MUFFLER BRAKE, INC.

August 9, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.monro.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

¯ Please detach along perforated line and mail in the envelope provided. ¯

20430403000000001000 3	080911

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors: To elect four Class 2 directors to serve a two-year term, and until their successors are duly elected and qualified at the 2013 annual meeting of shareholders.			The Board of Directors recommends a vote FOR the following proposal.	FOR	AGAINST	ABSTAIN
	NOMINEES:		2. To approve, on a non-binding basis, the compensation paid to the Company’s Named Executive Officers.	☐	☐	☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Frederick M. Danziger Class 2 Director O Robert G. Gross Class 2 Director O Robert E. Mellor Class 2 Director O Peter J. Solomon Class 2 Director		The Board of Directors recommends a vote FOR “ONE YEAR” for the following proposal.
			1 year	2 years	3 years	ABSTAIN
			3. To approve, on a non-binding basis, the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal.
The Board of Directors recommends a vote FOR all of the nominees for director.				FOR	AGAINST	ABSTAIN
			4. To ratify the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 31, 2012.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			5. To consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MONRO MUFFLER BRAKE, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders, August 9, 2011

The undersigned hereby appoints Robert G. Gross and Catherine D’Amico as proxies, each with the power to appoint his or her substitute, and hereby authorizes each such person, acting individually, to represent and to vote, as specified on the reverse side hereof, all of the shares of common stock of Monro Muffler Brake, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, New York 14604, commencing at 10:00 a.m. on August 9, 2011 and at any postponement or adjournment thereof; and in the discretion of the proxies, their substitutes or delegates, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

(Continued and to be signed on the reverse side)

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